Exhibit 4.1

BROOKFIELD REAL ESTATE INCOME TRUST INC.

Share Repurchase Plan

Effective as of November 2, 2021

Definitions

Class C shares – shall mean the shares of the Company’s common stock classified as Class C.

Class D shares – shall mean the shares of the Company’s common stock classified as Class D.

Class E shares – shall mean the shares of the Company’s common stock classified as Class E.

Class I shares – shall mean the shares of the Company’s common stock classified as Class I.

Class S shares – shall mean the shares of the Company’s common stock classified as Class S.

Class T shares – shall mean the shares of the Company’s common stock classified as Class T.

Company – shall mean Brookfield Real Estate Income Trust Inc. (formerly Oaktree Real Estate Income Trust, Inc.), a Maryland corporation.

NAV – shall mean the net asset value of the Company or a class of its shares, as the context requires, determined in accordance with the Company’s valuation policies and procedures.

Stockholders – shall mean the holders of Class T, Class S, Class D, Class C, Class I or Class E shares.

Transaction Price – shall mean the repurchase price per share for each class of common stock, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees, as determined monthly.

Share Repurchase Plan

Stockholders may request that the Company repurchase shares of its common stock through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of shares of the Company’s common stock are as follows:

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Under this share repurchase plan, to the extent the Company chooses to repurchase shares in any particular month the Company will only repurchase shares as of the opening of business on the last calendar day of that month (a “Repurchase Date”). To have shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction (as defined below).

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A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on the Company’s toll-free, automated telephone line, (833) 625-7348. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

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If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the purchase order will be executed, if at all, on the next month’s Repurchase Date at the Transaction Price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.

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Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to certain conditions described in this share repurchase plan. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Stockholder must complete and sign a repurchase authorization form, which can be found at the end of this share repurchase plan. Written requests should be sent to the transfer agent at the following address:

DST Systems, Inc.

PO Box 219663

Kansas City, MO 64121

Overnight Address:

DST Systems, Inc.

430 W 7th St. Suite 219349

Kansas City, MO 64105

Toll Free Number: (833) 625-7348

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the transfer agent for at least 30 days.

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Processed repurchases of more than $100,000 will be paid only via wire transfer. For this reason, Stockholders who own more than $100,000 of the Company’s common stock must provide wiring instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 of the Company’s common stock may also receive repurchase proceeds via wire transfer, provided the payment amount is at least $2,500. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.

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If a Stockholder has made multiple purchases of shares of the Company’s common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may repurchase all of the shares held by that Stockholder at the applicable Transaction Price in effect on the date the Company determines that such Stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to Early Repurchase Deduction.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, and the Company has no limits on the amounts it may pay from such sources.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular month to be repurchased under this share repurchase plan, or none at all, in its discretion at any time. In addition, the total amount of aggregate repurchases of Class T shares, Class S shares, Class D shares, Class C shares, Class I shares and Class E shares will be limited to no more than 2% of the Company’s aggregate NAV per month and no more than 5% of the Company’s aggregate NAV per calendar quarter. In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares submitted for repurchase during such month will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death, disability or divorce and other limited exceptions. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this share repurchase plan, as applicable.

If the Transaction Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and Stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Furthermore, the Company’s board of directors may agree for the benefit of one or more of the Stockholders to restrict repurchases in a manner that is intended to result in the Company being treated as a “domestically controlled” REIT within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Company’s board of directors may modify or suspend this share repurchase plan if it deems such action to be in the best interest of the Company and the Stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, and suspensions of the share repurchase plan will be promptly disclosed to Stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act of 1933, as amended) or special or periodic report filed by the Company. Material modifications will also be disclosed on the Company’s website at www.brookfieldREIT.com. In addition, the Company may determine to suspend this share repurchase plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this share repurchase plan is suspended, the Company’s board of directors must affirmatively authorize the recommencement of this plan before Stockholder requests will be considered again. Upon a suspension of this share repurchase plan, the Company’s board of directors will consider at least quarterly whether the continued suspension of this share repurchase plan remains in the best interest of the Company and the Stockholders. However, the Company’s board of directors is not required to authorize the recommencement of this share repurchase plan within any specified period of time. The Company’s board of directors may also determine to terminate this share repurchase plan if required by applicable law or in connection with a transaction in which Stockholders receive liquidity for their shares of the Company’s common stock, such as a sale or merger of the Company or listing of the Company’s shares on a national securities exchange.

Early Repurchase Deduction

There is no minimum holding period for shares of the Company’s common stock and Stockholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 98% of the Transaction Price (an “Early Repurchase Deduction”) on the applicable Repurchase Date. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan, to shares Brookfield REIT Adviser LLC, the Company’s adviser, elects to receive instead of cash in respect of its management fee, or to shares issued to an affiliate of Brookfield Asset

Management Inc. in exchange for Class E units of Brookfield REIT Operating Partnership L.P., the operating partnership of the Company (the “Operating Partnership”), that were issued to such entity in connection with its contribution of certain assets to the Operating Partnership.

The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances:

•	repurchases resulting from death, qualifying disability or divorce; or

•	in the event that a Stockholder’s shares are repurchased because such Stockholder has failed to maintain the $500 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death of a Stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such Stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the Stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust. The Company must receive the written repurchase request within 12 months after the death of the Stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a Stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon death does not apply.

Furthermore, as set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares held by a Stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Code), subject to the conditions and limitations described above, including shares held by such Stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a Stockholder. The Company must receive the written repurchase request within 12 months of the initial determination of the Stockholder’s disability in order for the Stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a Stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders acquires a qualifying disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon disability does not apply.

In addition, as set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the divorce of a Stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such Stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the Stockholder of the divorce and the Stockholder’s instructions to effect a transfer of the shares (through the repurchase of the shares by the Company and the subsequent purchase by the Stockholder) to a different account held by the Stockholder (including trust or an individual retirement account or other retirement or profit-sharing plan). The Company must receive the written repurchase request within 12 months after the divorce of the Stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the divorce of a Stockholder. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon divorce does not apply.

In addition, shares of the Company’s common stock are sold to certain feeder vehicles primarily created to hold the Company’s shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company will not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.

Items of Note

When Stockholders make a request to have shares repurchased, they should note the following:

•	If Stockholders are requesting that some but not all of their shares be repurchased, they must keep their balance above $500 to avoid minimum account repurchase, if applicable;

•	Stockholders will not receive interest on amounts represented by uncashed repurchase checks;

•	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld;

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Internal Revenue Service regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which such Stockholder may do by checking the appropriate box on the subscription agreement or calling the Company’s customer service number at (833) 625-7348, the Company will utilize the first-in-first-out method; and

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All shares of the Company’s common stock requested to be repurchased must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

Frequent Trading and Other Policies

The Company may reject for any reason, or cancel as permitted or required by law, any purchase orders for shares of the Company’s common stock.

In general, Stockholders may request that the Company repurchase their shares of the Company’s common stock once every 30 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	any Stockholder who requests that the Company repurchase such Stockholder’s shares of the Company’s common stock within 30 calendar days of the purchase of such shares;

•	transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and

•	transactions initiated by financial advisors, among multiple Stockholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of the Company’s shares in the amount of $2,500 or less;

•	purchases or repurchases initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.

At the Company’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a Stockholder may be removed.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company and its transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record no later than five days following execution of the instruction. Failure by the Stockholder or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.

REPURCHASE AUTHORIZATION FOR Brookfield Real Estate Income Trust Inc.

Use this form to request repurchase of your shares in Brookfield Real Estate Income Trust Inc. (the “Company”). Please complete all sections below.

1.    REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2. REPURCHASE AMOUNT (Check one)	3. REPURCHASE TYPE (Check one)

☐ All Shares	☐ Normal

☐ Number of Shares	☐ Death

☐ Dollar Amount $	☐ Disability

☐ Divorce

Additional documentation is required if repurchasing due to Death or Disability. Contact Investor Relations for detailed instructions at (833) 625-7348.

4.    PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including IRAs and other custodial accounts, and certain broker-controlled accounts as required by your broker/dealer of record, will automatically be issued to the custodian or broker/dealer of record, as applicable. All custodial held and broker-controlled accounts must include the custodian and/or broker/dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee Required)

Name / Entity Name / Financial Institution		Mailing Address
City	State	Zip Code	Account Number

☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize Brookfield Real Estate Income Trust Inc. or its agent to deposit my distribution into my checking or savings account. In the event that Brookfield Real Estate Income Trust Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State
Your Bank’s ABA Routing Number		Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5.    SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

The Company’s share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any month and quarter. In addition to these limitations, the Company cannot guarantee that it will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and the Company may elect to repurchase fewer shares than have been requested in any particular month, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if the Company otherwise does not make all requested repurchases, each shareholder’s request will be reduced on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death or disability. If repurchase requests are reduced on a pro rata basis, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount in a subsequent month. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐ Process my repurchase request on a pro-rata basis each repurchase period until my entire request has been honored.

☐ Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

6.    COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions involving the Company’s shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to the Company’s shares, including those purchased through the Company’s distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these rules and your cost basis reporting options.

Indicate below the cost basis method you would like the Company to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐    FIFO (First – In / First Out)

☐    LIFO (Last – In / First Out) Consult your tax advisor to determine whether this method is available to you.

☐    Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:
Date of Purchase:	Amount of Purchase:
Date of Purchase:	Amount of Purchase:

7    AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee is required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.

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You wish to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days.

•	The repurchase is to be sent to an address other than the address on record.

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If name has changed from the name in the account registration, the Company must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)
•	The Company’s transfer agent cannot confirm your identity or suspects fraudulent activity.

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (If Required, Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable)
Signature of Authorized Person

* Please refer to the prospectus you received in connection with your initial investment in Brookfield Real Estate Income Trust Inc., as amended by any amendments or supplements to that prospectus, for a description of the current terms of the Company’s share repurchase plan. A copy of the prospectus, as amended and supplemented to date, is located at www.brookfieldREIT.com and at www.sec.gov. The repurchase price will be available in the Company’s prospectus supplements and at www. brookfieldREIT.com and www.sec.gov. There are various limitations on your ability to request that the Company repurchase your shares, including, subject to certain exceptions, an early repurchase deduction if your shares have been outstanding for less than one year. Please see a copy of the applicable prospectus, as amended and supplemented to date, for the current repurchase price. The Company’s board of directors may determine to amend, suspend or terminate the Company’s share repurchase plan without stockholder approval. The Company will provide written notice of any amendment, suspension or termination of the plan in a filing with the SEC at www.sec.gov, which will also be made available at www. brookfieldREIT.com. Repurchase of shares, when requested, will generally be made monthly; provided however, that the board of directors may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. A stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the stockholder’s financial intermediary, on the Company’s toll-free, automated telephone line, (833) 625-7348. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Repurchase Date (as defined in the Company’s share repurchase plan) (or if such Repurchase Date is not a business day, the prior business day). The Company cannot guarantee that it will have sufficient available funds or that it will otherwise be able to accommodate any or all requests made in any applicable repurchase period.

Mail to: Brookfield Real Estate Income Trust Inc. ∎ DST Systems, Inc. ∎ PO Box 219663 ∎ Kansas City, MO 64121

Overnight Delivery: Brookfield Real Estate Income Trust Inc. ∎ DST Systems, Inc. ∎ DST Systems ∎ 430 W 7th St. Suite 219349 ∎ Kansas City, MO 64105

Investor Relations: (833) 625-7348